Puerto Rico Contact:
Juan C. Cruz,
Oriental Financial Group
(787) 771-6820

U.S. Contact:
Steven Anreder and Gary Fishman,
Anreder & Company
(212) 532-3232

ORIENTAL FINANCIAL GROUP ANNOUNCES STATUS OF ITS REEVALUATION
OF ACCOUNTING FOR CERTAIN TRANSACTIONS
SAN JUAN, Puerto Rico, March 31, 2006 — Oriental Financial Group Inc. (NYSE: OFG) today announced the status of its reevaluation of the accounting treatment of two matters previously disclosed on March 15, 2006, and the Group’s intention to report its financial results and file its Form 10-K for the six-month transition period ended December 31, 2005 in the upcoming month of April.
The Group concluded that certain mortgage-related transactions with R-G Premier Bank of Puerto Rico recorded in the first and third quarters of the fiscal year ended June 30, 2005 as purchases of residential mortgage loans secured by first lien mortgages will be reclassified as commercial loans secured by such first lien mortgages. Such transactions had an outstanding principal balance of approximately $85 million as of February 28, 2006. This revised classification will not result in the need for additional reserves or any change in stockholders’ equity, net income or earnings per share for any period, and will not have an impact on compliance with regulatory capital requirements. In connection with the above, the Group is in the process of requesting a waiver from the Office of the Commissioner of Financial Institutions of Puerto Rico with respect to these transactions and the statutory limit for loans to a single borrower, which it expects to obtain.
The Group has also determined that certain employee stock option awards, which had non-traditional anti-dilution provisions, will be accounted for as variable awards as opposed to fixed awards, resulting in non-cash adjustments to previously reported stockholders’ equity, net income and earnings per share for periods through September 30, 2005. The Group’s review of this matter has not been completed and, as a result, the final amounts of the adjustments required have not yet been determined. However, as previously stated, it is expected that the net effect of such adjustments will not impact total stockholders’ equity at December 31, 2005.

The Group intends to restate its financial statements at June 30, 2005 and 2004, and for each of the three years in the period ended June 30, 2005, and to restate the financial information at and for each of the five years in the period ended June 30, 2005, and to include such restated financial statements and financial information in its report on Form 10-K for the six-month transition period ended December 31, 2005, which will also include restated selected quarterly financial information as of and for the quarter ended September 30, 2005.
As a result, the previously filed annual consolidated financial statements of the Group as of June 30, 2005 and 2004, and for each of the three years in the period ended June 30, 2005, included in the Group’s Form 10-K for the year ended June 30, 2005, the related reports of its independent registered public accountants on such annual financial statements, and the interim consolidated financial statements for the quarter ended September 30, 2005, should not be relied upon.
The Groups' senior management and the Audit Committee of its Board of Directors are working diligently to complete their review of the options-related adjustments. The Group expects to issue its earnings release shortly after the completion of this review.
About Oriental Financial Group
Oriental Financial Group Inc. (www.OrientalOnline.com) is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 41st year in business, Oriental provides comprehensive financial services to its clients throughout Puerto Rico and offers third party pension plan administration through its wholly owned subsidiary, Caribbean Pension Consultants, Inc. The Group’s core businesses include a full range of mortgage, commercial and consumer banking services offered through 24 financial centers in Puerto Rico, as well as financial planning, trust, insurance, investment brokerage and investment banking services.
Forward-Looking Statements
This news release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other risks and considerations detailed in the Group’s filings with the Securities and Exchange Commission. These or other factors could cause actual results to differ materially from forward-looking statements. The Group also disclaims any obligations to update information contained in this news release as a result of developments occurring after the date of issuance.
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